Exhibit 99.1

OSI Systems Reports Fourth Quarter and Fiscal Year 2013 Financial Results

  Record Q4 Earnings per Share
    Non-GAAP EPS of $1.02 (29% increase over prior year)
    GAAP EPS of $0.58
  FY 2014 Revenue Guidance of $870 million - $895 million (8% - 12% growth)
  FY 2014 Non-GAAP Earnings Guidance of $3.22 - $3.38 per Share (17% - 22% growth)

HAWTHORNE, Calif.--(BUSINESS WIRE)--August 14, 2013--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for its fourth quarter and fiscal year ended June 30, 2013.

Deepak Chopra, OSI Systems President and CEO, stated, “We are pleased to announce the results of our fourth quarter, as we finished the year strong, positioning us well for future growth. We achieved record non-GAAP earnings for the 16th consecutive quarter as a result of significant operating margin expansion. As expected, sales decreased 3% as our fourth quarter sales from the prior year were unusually high due to a large U.S. Army program that was substantially completed during that quarter, making our prior fourth quarter results a difficult point of comparison. Excluding the impact of this program, sales increased by 20%.”

Mr. Chopra continued, “The momentum gained from a strong finish by each division, combined with a year-end backlog of approximately $1 billion and a significant pipeline of opportunities, positions us well for solid growth in fiscal 2014.”

The Company reported revenues of $228 million for the fourth quarter of fiscal 2013, a decrease of 3% from the $235 million reported for the fourth quarter of fiscal 2012. Net income for the fourth quarter of fiscal 2013 was $11.8 million, or $0.58 per diluted share, compared to net income of $15.9 million, or $0.78 per diluted share for the fourth quarter of fiscal 2012. Excluding the impact of impairment, restructuring and other charges, and the impact of tax elections discussed below, net income for the fourth quarter of fiscal 2013 would have been approximately $20.9 million, or $1.02 per diluted share, compared to net income of $16.3 million, or $0.79 per diluted share for the fourth quarter of fiscal 2012.

For the fiscal year ended June 30, 2013, the Company reported revenues of $802 million, a 1% increase from the $793 million reported for fiscal 2012. Net income for fiscal 2013 was $44.1 million, or $2.15 per diluted share, compared to net income of $45.5 million, or $2.24 per diluted share in fiscal 2012. Excluding the impact of impairment, restructuring and other charges, and the impact of tax elections discussed below, net income for fiscal 2013 would have been approximately $56.8 million, or $2.76 per diluted share, compared to net income of $46.6 million, or $2.29 per diluted share for the comparable period of fiscal 2012.

During the fourth quarter, the Company made certain tax elections related to the turnkey program in Mexico to accelerate depreciation and realize cash tax savings of approximately $26 million. In doing so, the Company forfeited tax basis in certain fixed assets that resulted in a charge to income tax of $6.8 million, resulting in an effective tax rate of 52.7% and 36.4% for the three months and fiscal year ended June 30, 2013, respectively. Had this election not been made, the effective tax rate would have been 25.4% and 26.6% for the three months and fiscal year ended June 30, 2013, respectively.

As of June 30, 2013, the Company’s backlog was approximately $1.0 billion, which was comparable to the amount as of March 31, 2013. During fiscal 2013, the Company generated cash flow from operations of $58.7 million and capital expenditures were $157.4 million primarily as a result of the significant investment in the turnkey program in Mexico.

Mr. Chopra continued, “During the fourth quarter, our Security Division achieved record operating profits as the higher margin turnkey screening solution business was a key factor in increasing our operating margins from 7% in fiscal 2012 to 16% in fiscal 2013. As expected, sales declined as we recognized $47 million in revenues in the prior year quarter related to a $98 million contract where we served as a prime contractor and hardware systems integrator. The success of our turnkey screening solution programs, the pipeline of opportunities and our expanded product portfolio continue to provide an outstanding outlook for our Security Division.”

Mr. Chopra further commented, “Our Healthcare Division finished a challenging year with a strong quarter. Although our fourth quarter revenues were slightly lower than the prior year, we rebounded sharply with 41% sequential sales growth leading to both record operating income and operating margin, excluding the impact of restructuring and other charges.”

Mr. Chopra concluded, “Our Optoelectronics and Manufacturing Division achieved record sales during our fourth quarter. Although our operating margins were lower than the prior year due primarily to product mix and increased reserves, we believe that our expanded customer base provides optimism for continued growth.”

Company Outlook – Guidance for Fiscal 2014

Subject to the risk factors referenced in the Safe Harbor section of this press release, the Company announced that it anticipates fiscal 2014 sales to be between $870 million and $895 million, representing an 8% to 12% increase over fiscal 2013. In addition, the Company anticipates approximately 17% - 22% growth in earnings per diluted share to $3.22 to $3.38, excluding the impact of impairment, restructuring and other non-recurring charges, and the impact of certain tax elections.

Non-GAAP Figures

Discussion of adjustments to arrive at non-GAAP figures for the three months and fiscal year ended June 30, 2013 is provided to allow for the comparison of underlying earnings, net of impairment, restructuring and other non-recurring charges, and the impact of tax elections made related to the Company’s turnkey program in Mexico that result in tax charges, thus providing additional insight into the on-going operations of the Company. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results primarily because they exclude amounts that we do not view as reflective of ongoing financial results when planning and forecasting and when assessing the performance of the business. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods. Please see the reconciliation of GAAP to non-GAAP net income and earnings per share at the end of this release.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET) today to discuss its results for the fourth quarter of fiscal 2013. To listen, please visit the investor relations section of OSI Systems’ website, http://investors.osi-systems.com/index.cfm, and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until 11:59pm PT on August 31, 2013. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘98153730’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products and services in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts. They are not intended to be guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control and which cause actual results to differ materially from those described in or implied by any forward-looking statement. Such statements include, but are not limited to, information provided regarding expected revenues and earnings growth in fiscal 2014, sales of recently-introduced products and expectations surrounding the performance of the Company under its agreement with Mexico’s tax and customs authority. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and other risks described in documents filed by the Company from time to time with the Securities and Exchange Commission.

OSI SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2012	2013	2012	2013

Revenue	$235,241	$227,895	$792,990	$802,047
Cost of goods sold	154,411	140,750	524,348	511,621
Gross profit	80,830	87,145	268,642	290,426
Operating expenses:
Selling, general and administrative	44,337	45,255	151,746	159,761
Research and development	14,207	12,680	49,565	48,240
Restructuring and other charges	460	2,978	1,391	7,987
Total operating expenses	59,004	60,913	202,702	215,988
Income from operations	21,826	26,232	65,940	74,438
Interest expense and other income, net	(1,645)	(1,200)	(3,957)	(5,024)
Income before income taxes	20,181	25,032	61,983	69,414
Income tax expense	4,270	13,185	16,435	25,279
Net income	$15,911	$11,847	$45,548	$44,135

Diluted income per share	$0.78	$0.58	$2.24	$2.15
Weighted average shares outstanding – diluted	20,516	20,521	20,330	20,568

Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2012		June 30, 2013
Assets
Cash and cash equivalents		$91,452	$34,697
Accounts receivable, net		156,867	206,817
Inventories		195,178	206,213
Other current assets		39,616	78,972
Total current assets		483,113	526,699
Non-current assets		266,783	393,097
Total Assets		$749,896	$919,796

Liabilities and Stockholders' Equity
Bank lines of credit	$	---	$59,000
Current portion of long term debt		215	1,797
Accounts payable and accrued expenses		75,252	123,660
Other current liabilities		85,182	96,956
Total current liabilities		160,649	281,413
Long-term debt		2,467	10,673
Advances from customers		100,000	75,000
Other long-term liabilities		52,661	74,259
Total liabilities		315,777	441,345
Total stockholders’ equity		434,119	478,451
Total Liabilities and Equity		$749,896	$919,796

SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2012	2013	2012	2013
Revenues – by Segment Group:
Security Group	$118,438	$97,545	$391,808	$372,164
Healthcare Group	73,502	72,279	235,548	231,331
Optoelectronics and Manufacturing Group, including intersegment revenues	56,377	69,915	210,803	239,100
Intersegment revenues elimination	(13,076)	(11,844)	(45,169)	(40,548)
Total	$235,241	$227,895	$792,990	$802,047

Operating income (loss) – by Segment Group:
Security Group(i)	$8,149	$14,497	$30,552	$43,748
Healthcare Group(ii)	11,353	10,835	28,330	25,224
Optoelectronics and Manufacturing Group(iii)	5,796	4,652	18,743	18,213
Corporate	(3,429)	(4,298)	(11,887)	(14,002)
Eliminations	(43)	546	202	1,255
Total	$21,826	$26,232	$65,940	$74,438

(i)

Includes restructuring and other charges of $0.3 million and $0.7 million for the three months ended June 30, 2012 and 2013, respectively; and $0.3 million and $5.0 million for the years ended June 30, 2012 and 2013, respectively.

(ii)

Includes restructuring and other charges of $0.2 million and $2.3 million for the three months ended June 30, 2012 and 2013, respectively; and $0.2 million and $2.4 million for the years ended June 30, 2012 and 2013, respectively.

(iii)	Includes restructuring and other charges of $0.9 million and $0.6 million for the years ended June 30, 2012 and 2013, respectively.

Reconciliation of GAAP to Non-GAAP (in thousands, except earnings per share data)

	Three Months Ended June 30,				Year Ended June 30,
	2012		2013		2012		2013
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS

GAAP basis	$15,911	$0.78	$11,847	$0.58	$45,548	$2.24	$44,135	$2.15

Impairment, restructuring and other charges, net of tax	363	0.01	2,220	0.11	1,022	0.05	5,862	0.28
Impact from election to accelerate depreciation for tax purposes	--	--	6,815	0.33	--	--	6,815	0.33
Non-GAAP basis	$16,274	$0.79	$20,882	$1.02	$46,570	$2.29	$56,812	$2.76

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com